EXHIBIT 10.6

LOAN AGREEMENT

Dated as of February 17, 2004

Between

FIRST STATES INVESTORS 228, LLC,

as Borrower

and

LEHMAN BROTHERS BANK FSB,

as Lender

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	4.1.1	Organization	36
	4.1.2	Proceedings	36
	4.1.3	No Conflicts	36
	4.1.4	Litigation	37
	4.1.5	Agreements	37
	4.1.6	Title	37
	4.1.7	No Bankruptcy Filing	37
	4.1.8	Full and Accurate Disclosure	37
	4.1.9	No Plan Assets	38
	4.1.10	Compliance	38
	4.1.11	Financial Information	38
	4.1.12	Condemnation	38
	4.1.13	Federal Reserve Regulations	38
	4.1.14	Utilities and Public Access	38
	4.1.15	Not a Foreign Person	39
	4.1.16	Separate Lots	39
	4.1.17	Assessments	39
	4.1.18	Enforceability	39
	4.1.19	No Prior Assignment	39
	4.1.20	Insurance	39
	4.1.21	Use of Property	39
	4.1.22	Certificate of Occupancy; Licenses	39
	4.1.23	Flood Zone	40
	4.1.24	Physical Condition	40
	4.1.25	Boundaries	40
	4.1.26	Leases	40
	4.1.27	Survey	41
	4.1.28	Intentionally Deleted.	41
	4.1.29	Filing and Recording Taxes	41
	4.1.30	Single Purpose Entity/Separateness	41
	4.1.31	Management Agreement	43
	4.1.32	Illegal Activity	43
	4.1.33	No Change in Facts or Circumstances	43
	4.1.34	Anti-Terrorism	44
	4.1.35	Permitted Encumbrances	44
	4.1.36	Unfunded Tenant Allowances	44
	Section 4.2	Survival of Representations	44

V.	BORROWER COVENANTS		44

	Section 5.1	Affirmative Covenants	44
	5.1.1	Existence; Compliance with Legal Requirements	44
	5.1.2	Taxes and Other Charges	45
	5.1.3	Litigation	45
	5.1.4	Access to Property	45
	5.1.5	Notice of Default	46

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	5.1.6	Cooperate in Legal Proceedings	46
	5.1.7	Perform Loan Documents	46
	5.1.8	Insurance Benefits	46
	5.1.9	Further Assurances	46
	5.1.10	Intentionally Deleted.	46
	5.1.11	Financial Reporting	46
	5.1.12	Business and Operations	48
	5.1.13	Title to the Property	48
	5.1.14	Costs of Enforcement	48
	5.1.15	Estoppel Statement	49
	5.1.16	Loan Proceeds	49
	5.1.17	Performance by Borrower	49
	5.1.18	Confirmation of Representations	49
	5.1.19	No Joint Assessment	49
	5.1.20	Leasing Matters	49
	5.1.21	Alterations	52
	5.1.22	Management of Property	53
	5.1.23	Unfunded Tenant Allowances	54
	Section 5.2	Negative Covenants	54
	5.2.1	Operation of Property	54
	5.2.2	Liens	54
	5.2.3	Dissolution	54
	5.2.4	Change In Business	55
	5.2.5	Debt Cancellation	55
	5.2.6	Affiliate Transactions	55
	5.2.7	Zoning	55
	5.2.8	Assets	55
	5.2.9	Debt	55
	5.2.10	No Joint Assessment	55
	5.2.11	Principal Place of Business	55
	5.2.12	ERISA	55
	5.2.13	Transfers	56

VI.	INSURANCE; CASUALTY; CONDEMNATION		58

	Section 6.1	Insurance	58
	Section 6.2	Casualty	63
	Section 6.3	Condemnation	63
	Section 6.4	Restoration	64

VII.	RESERVE FUNDS		69

	Section 7.1	INTENTIONALLY DELETED.	69
	Section 7.2	Tax and Insurance Escrow Fund	69
	Section 7.3	Replacements and Replacement Reserve	69
	Section 7.4	Unfunded Tenant Allowance Account	69

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-iv-

Section 10.21	Brokers and Financial Advisors	94
Section 10.22	Prior Agreements	94

SCHEDULES

Schedule I	-	Leases/Subleases
Schedule II	-	Description of State Street Lease
Schedule III	-	Organizational Chart
Schedule IV	-	Intentionally Deleted
Schedule V	-	Exceptions to Representations

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 17, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having an address at Brandywine Building, 1000 West Street, Suite 200, Wilmington, Delaware 19801 (“Lender”) and FIRST STATES INVESTORS 228, LLC, a Delaware limited liability company, having its principal place of business at c/o American Financial Realty Trust, 1725 The Fairway, Jenkintown, Pennsylvania 19046 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Alteration Security” shall have the meaning set forth in Section 5.1.21 hereof.

“Acceptable Guaranty” means a guaranty of payment and not of collection from a guarantor acceptable to Lender in it sole, but reasonable discretion, in form and substance reasonably acceptable to Lender.

“Acquired Property” shall have the meaning set forth in Section 9.1(c) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 9.1(c) hereof.

“Additional Casualty Insurance” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Additional Net Worth Threshold” shall have the meaning set forth in Section 7.7 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“AFRT” shall mean American Financial Realty Trust, a Maryland real estate investment trust.

“Agent” shall mean any Person selected by Lender to serve as Agent upon notice to Borrower or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean any demolition, alteration, installation, improvement or expansion of or to the Property or any portion thereof.

“Alteration Threshold Amount” shall mean an amount equal to $5,000,000.00.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean (i) for the period commencing on the Closing Date and ending on but excluding the Fixed Rate Conversion Date, a fluctuating rate per annum equal to LIBOR plus the LIBOR Spread, as such rate may change on each Determination Date for the next succeeding Interest Period, provided, however, that the Applicable Interest Rate for the Interest Period for the period commencing on the date hereof through and including March 10, 2004 shall be 2.34438% and (ii) commencing on and including the Fixed Rate Conversion Date through but excluding the Maturity Date, the Regular Interest Rate.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d).

“Approved Bank” shall mean (i) with regard to a Letter of Credit having a term in excess of three (3) months, a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” by S&P and its equivalent by the other Rating Agency or Rating Agencies, as applicable and (ii) with regard to a Letter of Credit having a term not in excess of three (3) months, a bank or other financial institution which has a minimum long-term unsecured debt rating by S&P of at least A-1+ and its equivalent by the other Rating Agency or Rating Agencies, as applicable.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Basic Carrying Costs” shall mean, the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall mean First States Investors 228, LLC, a Delaware limited liability company, together with its successors and assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.9(g).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Business Property” shall have the meaning set forth in Section 9.1(c).

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (or such other accounting basis reasonably acceptable to Lender) (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean the legal currency of The United States of America.

“Cash Collateral Account” shall have the meaning set forth in Section 2.6(b) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement by and among Borrower, Manager, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Casualty” shall have the meaning specified in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the initial funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Consent and Subordination of Manager” shall have the meaning set forth in Section 5.2.1 hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

“Debt Service Payment Amount” shall mean an amount equal to $3,388,110.70 payable by Borrower on each Payment Date, subject, however, to adjustment as set forth in Section 2.2.10 hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Applicable Interest Rate.

“Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such monthly Payment Dates and other scheduled payment dates.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.4.2.

“Defeasance Date” shall have the meaning set forth in Section 2.4.1(a)(i).

“Defeasance Event” shall have the meaning set forth in Section 2.4.1(a).

“Determination Date” shall mean with respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the eleventh (11th) calendar day of the month in which such Interest Period commenced.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“Disclosure Document Date” shall have the meaning set forth in Section 9.1(c).

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and the short-term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and if rated by Fitch, F-1+ by Fitch in the case of accounts in which funds are held for 30 days or less (or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least “AA” by S&P and, if rated by Fitch, Fitch and “Aa2” by Moody’s).

“Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreements” shall mean those certain Escrow Agreements of even date herewith by and among Kingston Bedford Joint Venture LLC (“Seller”), Borrower and Chicago Title Insurance Company, as Escrow Agent.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1(c)(vi) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c).

“Executive Order” shall have the meaning set forth in Section 4.1.34 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“First States Group” or “Guarantor” shall mean First States Group, L.P., a Delaware limited partnership, the sole member of Borrower.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch IBCA, Inc.

“Fixed Rate Conversion Date” shall mean September 11, 2004.

“Foreign Taxes” shall have the meaning specified in Section 2.2.9(d) hereof.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gale Company” shall mean The Gale Company, LLC, a Delaware limited liability company.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Funds. Gross Income from Operations shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor’s Net Worth” shall mean as of a given date, Guarantor’s total consolidated stockholder’s and partners’ equity minus (to the extent reflected in determining stockholders’ equity of Guarantor): (i) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for patents, patent applications copyrights, trademarks, trade names, goodwill and other like assets which would be classified as intangible assets under GAAP (but expressly excluding all lease and real estate-related intangibles), all determined on a consolidated basis.

“Guaranty of Recourse Obligations” shall mean the Guaranty dated the date hereof executed by First States Group in connection with the Loan as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Independent Manager” shall mean a natural Person who is not at the time of initial appointment, or at any time while serving as a director of the general partner of Borrower and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Manager of the general partner of Borrower), officer, employee, partner, member, attorney or counsel of Borrower or any Affiliate of Borrower; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower; (c) a Person controlling, controlled by or under common control with Borrower or any Affiliate of such Person or any such stockholder, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. (As used in this definition, the term “Affiliate” means any Person controlling, under common control with, or controlled by the Person in question; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person or entity, whether through ownership of voting securities, by contract or otherwise.)

A natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Manager of the general partner of Borrower if such individual is an independent manager provided by a nationally-recognized company that provides professional independent managers and that also provides other corporate services in the ordinary course of its business to Borrower and/or its Affiliates or if such individual receives customary director’s fees for so serving, subject to the limitation on fees set forth below.

A natural Person who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager of the general partner of Borrower if such individual is at the time of initial appointment, or at any time while serving as a Independent Manager of the general partner of Borrower, an Independent Manager of a “Single Purpose Entity” affiliated with of Borrower (other than any entity that owns a direct or indirect equity interest in Borrower) if such natural Person is an independent manager provided by a nationally-recognized company that provides professional independent managers or such individual does not derive more than 5% of his or her annual income from serving as a manager of Borrower or any Affiliate of Borrower.

“Insolvency Opinion” shall mean that certain substantive non-consolidation opinion letter if, as and when required to be delivered by Morgan, Lewis & Bockius LLP or other counsel selected by Borrower in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” means, in connection with the calculation of interest accrued with respect to any specified Payment Date, the period from and including the eleventh (11th) day of the prior calendar month to and including the tenth (10th) day of the calendar month in which the applicable Payment Date occurs; provided, however, that with respect to the Payment Date occurring in March, 2004, the Interest Period shall be the period commencing on the Closing Date to and including March 10, 2004. Each Interest Period, except for the Interest Period ending March 10, 2004, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lehman” shall have the meaning set forth in Section 9.2(b) hereof.

“Lehman Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Lender” shall mean Lehman Brothers Bank FSB, a federal stock savings bank, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit which is either (a) an “evergreen” letter of credit (meaning, for the purposes of this definition, a Letter of Credit which is automatically renewed unless the issuer thereof provides not less than sixty (60) days notice to Lender that said Letter of Credit will not be automatically renewed) or (b) one which does not expire until at least two Business Days after the Maturity Date and which Letter of Credit is in form and substance reasonably satisfactory to Lender, and entitles Lender as beneficiary thereunder to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, provided that if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR Business Day” means a day upon which United States dollar deposits may be dealt in on the London and the New York City interbank markets and commercial banks and foreign exchange markets are open in London and New York City.

“LIBOR Rate” shall mean for each Interest Period prior to the Fixed Rate Conversion Date, the quoted offered rate for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related Determination Date on Telerate Page 3750.

If, as of such time on any Determination Date, no quotation is given on Telerate Page 3750, then Lender shall establish the LIBOR Rate on such Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making one-month United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such Determination Date.

(i) If two or more Reference Banks provide such offered quotations, then the LIBOR Rate for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).

(ii) If only one or none of the Reference Banks provides such offered quotations, then the LIBOR Rate for the next Interest Period shall be the Reserve Rate.

(iii) If on any Determination Date, Lender is required but is unable to determine the LIBOR Rate in the manner provided in paragraphs (i) and (ii)

above, the LIBOR Rate for the next Interest Period shall be the LIBOR Rate as determined on the preceding Determination Date.

The establishment of the LIBOR Rate on each Determination Date by Lender in accordance with this Agreement shall be final and binding, absent manifest error.

“LIBOR Spread” shall mean one hundred twenty five (125) basis points (1.25%).

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of $520,000,000 made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Lockbox Agreement, the Guaranty of Recourse Obligations and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 2.6 hereof.

“Lockbox Agreement” shall have the meaning set forth in the Cash Management Agreement.

“Lockout Release Date” shall mean July 11, 2023.

“Management Agreement” shall mean the management agreement to be entered into by and between Borrower and Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean First States Management Corp., LLC, a Delaware limited liability company.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the use, value or possession of the Property taken as a whole (including the Net Operating Income), (ii) the business, profits, operations or condition (financial or otherwise) of Borrower, or (iii) the ability of Borrower to repay the principal and interest of the Loan as it becomes due.

“Material Lease” shall mean (i) the State Street Lease and (ii) any other Lease (A) covering more than 50,000 rentable square feet at the Property or (B) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together cover more than 50,000 rentable square feet.

“Maturity Date” shall mean October 11, 2023 such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Loan” shall have the meaning set forth in Section 9.9 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 9.9 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Borrower” shall have the meaning set forth in Section 9.9 hereof.

“Mortgage Lender” shall have the meaning set forth in Section 9.9(a) hereof.

“Mortgage Loan” shall have the meaning set forth in Section 9.9 hereof.

“Mortgage” shall mean the Mortgage and Security Agreement dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” for any period shall mean the amount, determined in accordance with cash basis accounting methods consistently applied, obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow After Debt Service” for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(v) hereof.

“Net Worth Threshold” shall have the meaning set forth in Section 7.7 hereof.

“New Manager” shall have the meaning set forth in Section 9.6 hereof.

“Nondisturbance Agreement” shall have the meaning set forth in Section 5.1.20(e) hereof.

“Note” shall mean that certain note of even date herewith in the principal amount of Five Hundred Twenty Million and no/100 Dollars ($520,000,000), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officers’ Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or member of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Patriot Act” shall have the meaning set forth in Section 4.1.34 hereof.

“Payment Date” shall mean the eleventh (11th) day of each calendar month during the term of the Loan commencing April, 2004 or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds or mutual funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Owner” shall mean a Person who satisfies (i), (ii) or (iii) below: (i) a Qualified Transferee or an Affiliate of a Qualified Transferee that is wholly owned and controlled by such Qualified Transferee; (ii) a Sponsor or an Affiliate of a Sponsor that is wholly owned and controlled by such Sponsor, or (iii) any other Person (a) approved by Lender or, (b) if a Securitization shall have occurred, regarding which Person a Rating Agency Confirmation is obtained.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, business trust, real estate investment trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning specified in Section 6.1(a)(i).

“Physical Conditions Report” shall mean a report dated February [11], 2004 prepared by EMG regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a certificate of occupancy (temporary or final, as applicable) with respect to all Improvements on the Property.

“Policy” and “Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a reasonably comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) the LIBOR Rate plus the LIBOR Spread on the date the LIBOR Rate was last applicable to the Loan and (b) the Prime Rate on the date that the LIBOR Rate was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Prohibited Person” shall mean any Person:

(i) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;

(iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering or other Legal Requirements, including the Patriot Act and the Executive Order;

(iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specifically designated national (SDN) and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi) that is an affiliate (including any principal, officer, immediate family member or close associate) of a Person described in one or more of clauses (i) – (v) of this definition of Prohibited Person.

“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to the Property and Improvements, as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the “Property”.

“Publicly Traded Corporation” shall mean any corporation, the shares of which are publicly traded on the New York Stock Exchange or any other national securities exchange.

“Punch List Items” shall mean the items listed in the Escrow Agreement.

“Qualified Transferee” shall mean any one of the following Persons:

(i) a pension fund, pension trust or pension account that (a) has total real estate assets of at least $1 Billion and (b) is managed by a Person who controls at least $1 Billion of real estate equity assets; or

(ii) a pension fund advisor who (a) immediately prior to such transfer, controls at least $1 Billion of real estate equity assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or

(iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(v) any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least investment grade or (b) who (i) owns or operates at least six (6) office properties totaling at least two million square feet of gross leasable area, (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $500 Million and (iii) immediately prior to such transfer, controls real estate equity assets of at least $1 Billion.

“Qualifying Manager” shall mean each of (i) State Street Tenant or an Affiliate of State Street Tenant or (ii) Gale Company or (iii) First States Group or an Affiliate of First States Group or (iv) any reputable and experienced management organization possessing experience in managing properties similar in size, scope and value to the Property, provided that (a) prior to a Securitization, Borrower shall have obtained the prior written consent of Lender for such entity and (b) after a Securitization, a Rating Agency Confirmation with respect to the management of the Property by such entity.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Rating Surveillance Charge” shall have the meaning set forth in Section 9.3 hereof.

“Reference Bank” means a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London. If any such Reference Bank should be removed from the Telerate Page 3750 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“Regular Interest Rate” shall mean a fixed rate of interest equal to [5.79]% per annum.

“Related Party” and “Related Parties” shall have the meaning set forth in Section 4.1.30(d).

“Release Date” shall mean the earlier to occur of (i) the third anniversary of the Fixed Rate Conversion Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Reserve Monthly Deposit” shall mean an amount equal to (i) $8,754.68 per month for the period commencing on the Closing Date and ending on (but including) the Payment Date that occurs in February, 2014, (ii) $17,509.37 per month for the period commencing on the Payment Date that occurs in March, 2014 and ending on (but including) the Payment Date that occurs in February, 2019, and (iii) $26,264.05 per month for the period commencing on the Payment Date that occurs in March, 2019 and ending on but excluding the Maturity Date.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3 hereof.

“Replacements” shall have the meaning set forth in Section 7.3 hereof.

“Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Unfunded Tenant Allowances Account and any other escrow fund established by the Loan Documents.

“Reserve Rate” means the rate per annum which Lender determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such Determination Date to leading European banks.

“Restoration” shall have the meaning set forth in Section 6.2 hereof.

“Restoration Threshold Amount” shall mean an amount equal to $5,000,000.00.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note for all monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on the Note as of the Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, Rating Surveillance Charges and other similar charges.

“Secondary Market Transactions” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Security Deposits” shall have the meaning set forth in Section 5.1.20(o).

“Security Deposit Account” shall have the meaning set forth in Section 5.1.20(o).

“Security Deposit Reserve Account” shall have the meaning set forth in Section 5.1.20(o).

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Sponsor” shall mean First States Group, L.P., a Delaware limited partnership.

“Standard Statements” shall have the meaning set forth in Section 9.1(c).

“State” shall mean the State in which the Property is located.

“State Street Tenant” shall mean SSB Realty LLC, a Delaware limited liability company, as tenant under the State Street Lease.

“State Street Lease” shall mean the lease described on Schedule II, including the guaranty executed by State Street Corporation in connection therewith.

“Successor Borrower” shall have the meaning set forth in Section 2.4.3 hereof.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Telerate Page 3750” means the display designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form (acceptable to Lender) (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage.

“Trade Debt” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Transfer” shall have the meaning set forth in Section 5.2.13 hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Unfunded Tenant Allowances” shall mean the amounts specifically set forth in any Lease as a payment to or reimbursement due to a tenant from Borrower for costs incurred to finish, “build out” or furnish such tenant’s applicable leased premises including, without limitation, “Landlord’s Contribution” (as such term is defined in the State Street Lease), Landlord’s Work (as such term is defined in the State Street Lease) and Punch List Items.

“Unfunded Tenant Allowances Account” shall the meaning set forth in Section 7.4 hereof.

“Updated Information” shall have the meaning set forth in Section 9.1(b) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“Utility Services” shall have the meaning set forth in Section 4.1.14 hereof.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments as and when due.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All uses of the phrase “unreasonably withheld” shall mean “unreasonably withheld, conditioned or delayed”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (d) fund any working capital requirements of the Property, and (e) distribute the balance, if any, to Borrower.

Section 2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Interest; Payments Generally. Interest on the outstanding principal balance of the Loan and the Note shall accrue at the Applicable Interest Rate and shall be calculated in accordance with Section 2.2.2. Monthly installments of the Debt Service Payment Amount shall be paid on each monthly Payment Date commencing on the Payment Date occurring in April, 2004 and on each succeeding Payment Date up to but excluding the Maturity Date. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date. All amounts due under the Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the Interest Period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Making of Payments. Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments

System or other funds immediately available to Lender by 11:00 a.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day.

2.2.4 Payments Before Maturity Date. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including February 10, 2004 and (b) on the Payment Date occurring in March, 2004 and on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to the Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest for the prior Interest Period and the balance, if any, to the outstanding principal balance of the Loan.

2.2.5 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.2.6 Payments after Default. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein until the earlier of the date the Event of Default is cured or waived or the date upon which the Debt is paid in full and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence and continuance of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening and during the continuance of any Event of Default.

2.2.7 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender within five (5) days after demand an amount equal to the lesser of (i) five percent (5%) of such unpaid sum if the State Street Lease is not in effect or one percent (1%) of such unpaid sum if the State Street Lease is in effect or (ii) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.2.8 Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable

Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder or if the Loan has been repaid in full, shall immediately be returned to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.9 Determination of the LIBOR Rate. (a) Subject to the terms and conditions of this Section 2.2.9, until the Fixed Rate Conversion Date, the Loan shall bear interest at the LIBOR Rate plus the LIBOR Spread.

(b) In the event that Lender shall have reasonably determined that by reason of circumstances beyond Lender’s reasonable control affecting the interbank eurodollar market the LIBOR Rate cannot be determined as provided in the definition of the LIBOR Rate as set forth herein, then Lender shall forthwith give notice by telephone to Robert Delaney of American Financial Realty Trust of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the Interest Period in which such fact shall be determined. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period until the Fixed Rate Conversion Date, to a Prime Rate Loan.

(c) If, pursuant to the terms of Section 2.2.9(b) above, the Loan has been converted to a Prime Rate Loan but thereafter the LIBOR Rate can again be determined as provided in the definition of the LIBOR Rate as set forth herein, Lender shall give notice thereof to Borrower and convert the Prime Rate Loan back to a loan bearing interest based on the LIBOR Rate by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Days prior to the next succeeding Determination Date, in which event the Prime Rate Loan shall be converted to a loan bearing interest based on the LIBOR Rate from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert the Loan to a Prime Rate Loan.

(d) With respect to the LIBOR Rate, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) or any other jurisdiction. If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Subject to the provisions of Section 9.4 hereof, Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(e) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain the Applicable Interest Rate based on the LIBOR Rate as contemplated hereunder, (i) the obligation of Lender hereunder to maintain the LIBOR Rate or to convert a Prime Rate Loan to an interest rate based on the LIBOR Rate as contemplated hereunder shall be canceled forthwith and (ii) any portion of the Loan bearing interest at an interest rate based on the LIBOR Rate shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan at an interest rate based on the LIBOR Rate as contemplated hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.9(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.9(h) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Subject to the provisions of Section 9.4 hereof, Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on at an interest rate based on the LIBOR Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the interest rate based on the LIBOR Rate hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Regular Interest Rate hereunder and (iii) the conversion pursuant to the terms hereof of the interest rate based on the LIBOR Rate to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Rate hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(h) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.9 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.9, which statement shall be conclusive and binding upon all parties hereto absent manifest error or fraud, or (ii) any earlier date (but not earlier than the effective date of such change in law or circumstance), provided that Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance.

(i) Notwithstanding anything to the contrary in this Section 2.2.9, this Agreement, the Note or any of the Loan Documents, Section 9.4 shall govern enforcement of the indemnities contained herein.

(j) Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Rate for the Loan and to avoid or reduce any increased or additional costs (including Foreign Taxes) payable by Borrower under Section 2.2.9, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Rate for the Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its reasonable discretion.

2.2.10 Adjustment to the Debt Service Payment Amount. Notwithstanding anything to the contrary herein contained, the Debt Service Payment Amount shall be increased from time to time to reflect the increases in the base or minimum rent payments payable pursuant to the State Street Lease, such increase to be determined by Lender and approved by Borrower, such approval not to be unreasonably withheld.

2.2.11 Withholding Taxes. Lender represents that it is and shall continue to be entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Borrower such forms, certifications, statements and other documents as Borrower may reasonably request from time to time to evidence such Lender’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Borrower to comply with any applicable Legal Requirements relating thereto. Without limiting the effect of the foregoing, if Lender is not now or hereafter created or organized under the laws of the United States or any state thereof, Lender will furnish to Borrower Form W-8ECI or Form W-8BEN of the U.S. Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by Lender, as evidence of such Lender’s complete exemption from the withholding of United States tax with respect thereto.

Section 2.3 Prepayments.

2.3.1 Voluntary Prepayments. (a) Borrower shall not have the right to prepay the Loan in whole or in part except in accordance with this Agreement.

(b) From and after the Lockout Release Date, Borrower may, at its option and upon ten (10) Business Days prior written notice to Lender, prepay the Debt in whole, but not in part, without payment of the Yield Maintenance Premium or any other prepayment premium; provided, however, if such prepayment shall be made on a date other than a Payment Date, Borrower shall pay to Lender, simultaneously with such prepayment, the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs.

2.3.2 Mandatory Prepayments. On each date on which Borrower actually receives any Net Proceeds, if Lender is not obligated, or does not consent, to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds.

No Yield Maintenance Premium or other penalty shall be due in connection with a prepayment made pursuant to this Section 2.3.2.

2.3.3 Prepayments After Default. If prior to the Lockout Release Date, and following an Event of Default which is continuing, payment of all or any part of the Loan (exclusive of any Debt Service) is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower and Borrower shall pay, in addition to the Debt, an amount equal to the greater of (i) one percent (1%) of the outstanding principal amount of the Loan to be prepaid or satisfied, or (ii) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid.

Section 2.4 Defeasance.

2.4.1 Conditions to Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to Lockout Release Date to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iii) Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.4.2 and 2.4.3 hereof;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Defeasance Event pursuant to this Section 2.4, (C) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event;

(vii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4 have been satisfied;

(viii) if required by the Rating Agencies, Borrower shall deliver a certificate of a “Big Four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(x) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

If Borrower has elected to defease the Note and the requirements of this Section 2.4 have been satisfied, the Property shall be released from the lien of the Mortgage and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.4 and in Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage on the Property.

2.4.2 Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower. Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such

Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.4.3 Successor Borrower. In connection with a Defeasance Event under this Section 2.4, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the Defeasance Collateral to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.

Section 2.5 Release.

2.5.1 Release of Property. Lender shall, at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable by Borrower under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement or upon a Defeasance Event, release the Lien of the Mortgage from the Property.

Section 2.6 Deposits into Lockbox Account. (a) Borrower shall cause all Rents from the Property to be deposited into a segregated Eligible Account (the “Lockbox Account”) with the Lockbox Bank pursuant to the Cash Management Agreement, and Borrower shall, and shall cause the Manager, if applicable, to, (i) deliver written instructions (which instructions may be contained in the applicable Lease and which instructions shall be irrevocable by Borrower, unless Lender shall have otherwise agreed, until Borrower’s obligations with respect to the Loan have been satisfied) to all tenants under Leases to deliver all Rents or other revenue payable thereunder or otherwise derived from the Property directly to the Lockbox Account (to the extent that any such tenants have already been directed to so deliver their respective Rents, no further instructions will be required), and (ii) deposit all amounts received by Borrower or by the Manager, if applicable, on Borrower’s behalf, constituting Rents or other revenue of any kind from the Property into the Lockbox Account within two (2) Business Days of receipt thereof. Disbursements from the Lockbox Account will be made in accordance with the terms and conditions of this Agreement and the Cash Management Agreement. Lender shall have the sole dominion and control over the Lockbox Account and, except as set forth in the Cash Management Agreement or in this Agreement, Borrower shall have no rights to make withdrawals therefrom.

(b) Every other Business Day, Lockbox Bank shall transfer to an account with the Agent (the “Cash Collateral Account”) all funds available in the Lockbox Account; the funds transferred to the Cash Collateral Account shall be applied by Agent as set forth in the Cash Management Agreement.

III.	INTENTIONALLY DELETED

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The Organizational Chart attached hereto as Schedule III accurately depicts the organizational structure of Borrower. Borrower was formed on February 2, 2004, as a Delaware limited liability company. The sole member of Borrower is First States Group.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute, assuming the due execution and delivery of this Agreement and the other Loan Documents by each of the other parties thereto, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s actual knowledge, threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property are reasonably likely to have a Material Adverse Effect.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected lien on the real property comprising a part of the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower has received no notice of any claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7 No Bankruptcy Filing. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition against Borrower or against such constituent Persons under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no actual knowledge of any Person contemplating the filing of any such petition against Borrower or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10 Compliance. To the actual knowledge of the Borrower, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower has not received notice of any default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.

4.1.11 Financial Information. To the actual knowledge of the Borrower, all financial data, including, without limitation, the statements of cash flow and income and operating expense, that were provided to Borrower and have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, to Borrower’s actual knowledge there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. To the actual knowledge of the Borrower, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer,

storm drain facilities and other public utilities reasonably required in connection with the operation of the Property (collectively, “Utility Services”). The Utility Services are (i) adequate to service the Property for its current and intended purposes; and (ii) are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. To the best of Borrower’s actual knowledge, all roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. The Property is comprised of one or more parcels which constitute a separate tax lot or lots separate and apart from all other real property not encumbered by the Mortgage.

4.1.17 Assessments. To Borrower’s actual knowledge, there are no pending or, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender copies of all certificates of insurance reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.21 Use of Property. The Property is used exclusively for office and retail purposes, for a parking garage and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. To Borrower’s actual knowledge, all certifications, permits, licenses and approvals required for construction of the Property as an office building including without limitation, certificates of completion and occupancy permits for floors presently occupied by tenants (collectively, the “Licenses”), have been obtained and are final, not subject to expiration or revocation and are in full force and effect. Borrower shall procure and maintain all Licenses necessary for the construction and operation of the Property as an office building in due course, including final certificates of occupancy upon completion of construction of the Improvements as provided in the State Street Lease, it being understood that only temporary certificates of occupancy are currently in effect with respect to the Improvements.

4.1.23 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

4.1.24 Physical Condition. Except as set forth in the Physical Conditions Report, the Punch List Items, the Tenant Improvements being performed by the State Street Tenant, to the best of Borrower’s actual knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as set forth on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

4.1.26 Leases. The Property is not subject to any Leases other than the Leases applicable to the Property described in Schedule I attached hereto and made a part hereto. Except as set forth on Schedule V: (i) no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases; (ii) except as set forth in any estoppel certificate delivered to Lender in connection with the closing, the current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder; (iii) no Rent (excluding unapplied security deposits) has been paid more than one (1) month in advance of its due date; (iv) except for the Punch List Items, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant except for the Unfunded Tenant Allowances as set forth in the Escrow Agreement; (v) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein, other than in connection with financings being satisfied from the proceeds of the Loan; (vi) except as identified on Schedule I hereto, no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises; (vii) except as set forth in the State Street Lease, no tenant under any Lease has a right or option pursuant to such

Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part; and (viii) except as set forth in the State Street Lease, no tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Survey. The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28 Intentionally Deleted.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

4.1.30 Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:

(a) The purpose for which Borrower is organized is and shall be limited solely to (i) acquiring, owning, holding, leasing, operating, managing, maintaining, developing and improving the Property, (ii) entering into and performing its obligations under this Agreement and the other Loan Documents, (iii) selling, transferring, servicing, conveying, disposing of, pledging, assigning, borrowing money against, financing, refinancing or otherwise dealing with the Property to the extent permitted by this Agreement and the other Loan Documents, and (iv) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) Borrower does not own, has not owned and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for and used or to be used in connection with the ownership or operation of the Property.

(c) Borrower has not engaged in and will not engage in any business other than the ownership, management and operation of the Property.

(d) Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any guarantor of the obligations of Borrower or any Affiliate of any such guarantor (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties not so affiliated with Borrower or such Related Parties.

(e) Borrower has not incurred and will not incur any Indebtedness other than (i) the Loan, (ii) trade and operational debt incurred in the ordinary course of business with trade creditors in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is not in excess of sixty (60) days past due and which do not exceed, in the aggregate, an outstanding and unpaid amount of $5,000,000 and (iii) Capital Expenditures (taking into account all Capital Expenditures which are ongoing or which have not been paid in full), provided that the debt identified in clause (iii) in the aggregate does not exceed $5,000,000 from time to time. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property.

(f) Borrower has not made and will not make any loans or advances to any Person and shall not acquire obligations or securities of any Related Party.

(g) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(h) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any Related Party to, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower in any material respect without the prior written consent of Lender.

(i) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of any other Person and, except as required or permitted under GAAP, its assets will not be listed as assets on the financial statement of any other Person. Borrower has filed and will file its own tax returns and will not file a consolidated federal income tax return with any other Person (except that Borrower may file or may be part of a consolidated federal tax return to the extent required or permitted by applicable law), provided, however, that there shall be an appropriate notation indicating the separate existence of Borrower and its assets and liabilities. Borrower shall maintain its books, records, resolutions and agreements.

(j) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.

(k) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) Neither Borrower nor any Related Party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, or the sale of material assets of Borrower.

(m) Borrower will not commingle its assets with those of any other Person and will hold all of its assets in its own name;

(n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person.

(o) Borrower shall (i) be a single member limited liability company organized under the laws of the State of Delaware and (ii) contain in its operating agreement the representations, warranties and covenants contained in this Section 4.1.30.

(p) Borrower shall at all times cause there to be at least two (2) duly appointed Independent Managers of Borrower.

(q) Borrower shall not cause or permit the board of managers of Borrower to take any action which, under the terms of any of its organizational documents requires the vote of the board of managers of Borrower unless at the time of such action there shall be at least two (2) members of the board of managers of Borrower who are each an Independent Manager.

(r) Borrower shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party.

(s) Borrower has not pledged and will not pledge its assets for the benefit of any other Person other than with respect to the Loan.

(t) Borrower shall maintain a sufficient number of employees in light of its contemplated business operations and pay the salaries of its own employees from its own funds.

(u) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower.

4.1.34 Anti-Terrorism. (a) Neither Borrower nor any Person owning a direct or indirect in Borrower is in violation of any Legal Requirements, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

(b) Neither Borrower nor any Person owning a direct or indirect interest in Borrower is a Prohibited Person.

4.1.35 Permitted Encumbrances. None of the Permitted Encumbrances individually or, in the aggregate are reasonably likely to have a Material Adverse Effect.

4.1.36 Unfunded Tenant Allowances. On the Closing Date there are no Unfunded Tenant Allowances except as set forth in the Escrow Agreement.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower (except with respect to those that are given as of a certain date) set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents and Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage.

5.1.2 Taxes and Other Charges. Borrower shall pay, or cause the State Street Tenant to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower deposits into the Tax and Insurance Escrow Funds the monthly deposits required pursuant to the provisions of Section 7.2 hereof. Unless Lender is paying the Taxes with funds in the Tax and Insurance Escrow Fund, Borrower will deliver to Lender receipt for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all Utility Services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which is reasonably likely to have a Material Adverse Effect.

5.1.4 Access to Property. Borrower shall, subject to the rights of the State Street Tenant under the State Street Lease, permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a fire or other casualty affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense to the extent in Borrower’s possession or reasonable control: (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Intentionally Deleted.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by the chief financial officer of Borrower or the sole member of Borrower stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), (iii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iv) a certified rent roll for the Property in form reasonably acceptable to Lender and (v) a certificate of the chief financial officer of Borrower or the sole member of Borrower stating that the representations and warranties of Borrower set forth in Section 4.1.30(e) are true and correct as of the date of such certificate and that there are no trade payables (“Trade Debt”) outstanding for more than sixty (60) days.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by a certificate of the chief financial officer of Borrower or the sole member of Borrower stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a rent roll for the Property for the subject quarter accompanied by an Officer’s Certificate with respect thereto; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information usual and customary in the real estate industry to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with an explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; and (iii) a schedule reconciling Net Operating Income to Net Cash Flow.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender for information purposes only and not for approval, an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year (each such Annual Budget, an “Approved Annual Budget”).

(e) In the event that Borrower incurs an extraordinary operating expense that is 10% in excess of the item in the Approved Annual Budget or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such Extraordinary Expense.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(g) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form or (ii) if within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

5.1.13 Title to the Property. Borrower will warrant and defend or will cause the title company to defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate, (iv) the date installments of the Debt Service Payment Amount were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender (it being agreed that the form of estoppel provided for in a Lease is an acceptable form), provided that Borrower shall not be required to deliver such certificates more frequently than required under the applicable Lease and in any event, not more than two (2) times in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates, certifying consistent with the facts as they exist on the date of any Securitization, as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and its general partner or member as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 Leasing Matters. (a) Borrower shall obtain the prior approval of Lender, which approval shall not be unreasonably withheld for any (i) Material Leases with respect to the Property executed by Borrower after the date hereof (other than extensions or renewals of existing Leases pursuant to options provided therein) and (ii) material amendments or modifications of any Material Leases; notwithstanding the foregoing, Borrower shall not modify or amend or accept a cancellation, termination (including a termination pursuant to Section 13.4 of the State Street Lease) or surrender of the State Street Lease or elect to underlet or sublet any portion of the Property demised pursuant to the State Street Lease as provided in Section 13.3 of the State Street Lease without the prior written consent of Lender (for purposes under Section 5.1.20 Lender agrees that it will comply with the terms of Sections 13.5 and 13.6 of the State Street Lease as to the standard of review of any such request and the timing as to when such consent must be delivered);

(b) Borrower shall furnish or cause to be furnished to Lender with executed copies of all Leases promptly following execution of such Leases;

(c) All renewals of Leases (other than extensions or renewals of existing Leases pursuant to options provided therein) and all proposed Leases shall provide for rental rates comparable to existing local market rates;

(d) All proposed Leases including amendments of existing Leases shall be on commercially reasonable terms and (other than extensions or renewals of existing Leases pursuant to options provided therein) shall not contain any terms which would reasonably be likely to have a Material Adverse Effect;

(e) All Leases executed after the date hereof (other than extensions or renewals of existing Leases pursuant to options provided therein) shall provide that they are subordinate to the Mortgage encumbering the Property and that the tenant thereunder agrees, subject to appropriate provisions for non-disturbance to the extent the tenant is not in default thereunder, to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender, at the request of Borrower, shall enter into a subordination, attornment and nondisturbance agreement in form and substance reasonably satisfactory to Lender (a “Nondisturbance Agreement”) with any existing tenant or any tenant entering into a Material Lease after the date hereof (other than a Lease to an Affiliate of Borrower), provided further that, with respect to any Lease entered into after the date hereof, such request is accompanied by an Officer’s Certificate stating that such Lease complies in all respects with this Section 5.1.20. All actual and reasonable, out-of-pocket costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery of any Nondisturbance Agreement including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower;

(f) Borrower shall observe and perform all obligations imposed upon the lessor under the Leases in the manner required by the applicable Leases and, with respect to the State Street Lease, shall cause the “Landlord’s Work” (as such term is defined in the State Street Lease) and the Punch List Items to be completed in accordance with the State Street Lease;

(g) Borrower shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to materially impair the value of the Property or otherwise be reasonably likely to have a Material Adverse Effect;

(h) Borrower shall, with regard to any Lease which is not a Material Lease, not terminate any such Lease or accept a surrender of any such Lease except (1) by reason of a tenant default or (2) if deemed commercially reasonable by Borrower and provided such termination will not materially impair the value of the Property;

(i) Except as otherwise specifically provided with respect to the State Street Lease, Borrower shall, with regard to any Lease which is a Material Lease, not terminate any such Lease or accept a surrender of any such Lease except by reason of a tenant default or otherwise with prior written consent of Lender;

(j) Borrower shall not collect any of the Rents more than one (1) month in advance (other than security deposits);

(k) Borrower shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents);

(l) Borrower shall promptly deliver to Lender (i) any notice received by Borrower from the State Street Tenant with respect to the State Street Lease other than routine notices from the State Street Tenant to Borrower concerning the completion of the Punch List Items or Landlord’s Work (as such term is defined in the State Street Lease) (it being agreed that a notice by the State Street Tenant that Borrower is in default of Borrower’s obligations to perform the Punch List Items and/or the Landlord’s Work is not a routine notice), (ii) any material notice received by Borrower from any tenant under a Material Lease (other than with respect to the State Street Lease), (iii) any material notice from any tenant under a Lease which is not a Material Lease pursuant to which (a) such tenant exercises any option or right set forth in its Lease to terminate or otherwise surrender its Lease as to all or any portion of the Property demised to such tenant pursuant to such Lease or (b) such tenant voluntarily surrenders all or any portion of the Property demised to such tenant pursuant to a Lease;

(m) Borrower shall deliver or cause to be delivered to Lender, as and when paid by any tenant, any payment or other cash consideration payable by such tenant in connection with the termination or surrender of such tenant’s Lease, provided, however, in the event that the tenant fails to pay such termination payment as and when required by the terms of the applicable lease Borrower shall use commercially reasonable efforts to collect such payment from the applicable tenant; such amount shall be deposited by Lender in a reserve account established by Borrower with Lender for the purpose to be disbursed to Borrower in connection with the payment of (A) tenant improvements and leasing commissions incurred by Borrower from time to time in connection with the leasing or re-leasing of the Property and/or (B) Capital Expenditures or as otherwise agreed by Borrower and Lender; the provisions of this Section shall control in the event of any conflict between this Section and any other provision in this Agreement or in the other Loan Documents;

(n) Borrower shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require;

(o) Borrower shall keep all security deposits under Leases (collectively, “Security Deposits”) in an Eligible Account under Borrower’s control at a FDIC-insured bank or financial institution reasonably acceptable to Lender (such account, the “Security Deposit

Account”). All Security Deposits shall be held by Borrower in accordance with the terms of the applicable Lease. Security Deposits shall be maintained as Cash unless Borrower, at Borrower’s election, elects to invest the funds in the Security Deposit Account in Permitted Investments. The funds in the Security Deposit Account shall not be commingled with any other funds of Borrower. Borrower shall, upon Lender’s request during the continuance of an Event of Default, unless prohibited by applicable Legal Requirements or the terms of the applicable Lease, deliver to Lender the Security Deposits (and any interest theretofore earned thereon) to be held by Lender in an account under the Cash Management Agreement (the “Security Deposit Reserve Account”). Security Deposits held in the Security Deposit Reserve Account will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such Security Deposit is required to be returned to the applicable Tenant pursuant to the terms of a Lease or pursuant to applicable law. In the event that Borrower is entitled to retain the amount of the Security Deposit pursuant to an exercise of the rights and remedies of Borrower under the applicable Lease or is otherwise entitled by applicable law or agreement with the applicable Tenant to retain the applicable Security Deposit, Borrower shall deliver such Security Deposit to Lender to be, at Lender’s option, deposited into the Cash Management Account or retained in a Reserve Account to pay the anticipated expenses (including Debt Service) in connection with operation of the Property as determined by Lender. Any letter of credit or other instrument that Borrower receives in lieu of a Cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a Cash deposit as hereinabove described or unless Borrower is permitted to draw thereon pursuant to the Lease and in fact does draw thereon (in which event, the proceeds of such draw shall be applied as would a Cash security deposit under the circumstances) and (ii) if permitted pursuant to any Legal Requirements and such letter of credit, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Borrower’s successors and assigns); and

(p) If requested by Borrower, Lender will grant approval of proposed Leases at any stage of the leasing process, from initial “term sheets” through negotiated lease drafts including any work or alterations to be performed pursuant thereto, provided that information which reasonably identifies the proposed tenant is included in the request to Lender and upon such approval, no further approval by Lender shall be required, provided that the final negotiated Lease does not materially differ from the proposed Lease (including initial “term sheet”) approved by Lender and, provided further that, Lender shall retain the right to disapprove any such Lease as to which its approval is required if subsequent to any preliminary approval material changes are made to the terms previously approved by Lender, or additional material terms are added that had not previously been considered and approved by Lender in connection with such Lease.

5.1.21 Alterations. Subject to the rights of the State Street Tenant under the State Street Lease, Borrower shall obtain Lender’s prior written consent to any Alterations to the Improvements which have a cost in excess of the Alteration Threshold Amount and, unless such Alterations are reasonably likely to have a Material Adverse Effect, such consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with the following categories of Alterations: (a) Alterations made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) Alterations made in connection with tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) Alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts with respect to Alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold Amount, Borrower shall promptly deliver to Lender as security (“Acceptable Alteration Security”) for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) Cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and if the Loan has been subject to a Securitization, that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, (D) a completion and performance bond issued by a Person having a rating by S&P of not less than “A-1+” if the term of such bond is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and, if the Loan has been securitized, that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or class thereof in connection with any Securitization or (E) a Letter of Credit. Such Acceptable Alteration Security shall be in an amount equal to the excess of the total unpaid amounts with respect to Alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold Amount. Provided that an Event of Default shall not have occurred and be continuing, the Acceptable Alteration Security shall be released to Borrower by Lender when Lender is reasonably satisfied that the total unpaid amounts with respect to the Alterations to the Improvements for which the Acceptable Alteration Security has been delivered to Lender is less than the Alteration Threshold Amount.

5.1.22 Management of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a replacement Management Agreement with Manager or another Qualifying Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Unfunded Tenant Allowances. Borrower shall pay when required by the applicable Lease all Unfunded Tenant Allowances due to the applicable tenant.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. Borrower shall not, without the prior consent of Lender (which consent shall not be unreasonably withheld), terminate any Management Agreement, modify or amend any of the material provisions of any Management Agreement or enter into any management agreement with respect to the Property; notwithstanding the foregoing, Borrower may retain a Person to act as Manager of the Property or replace an existing Manager, provided that (i) the Person selected by Borrower to be Manager is a Qualifying Manager who shall manage the Property pursuant to a Management Agreement reasonably satisfactory to Lender, (ii) the Manager executes and delivers to Lender an agreement substantially similar to the Consent and Subordination of Manager delivered to Lender on the Closing Date and (iii) with respect to a new manager which is an Affiliate of Borrower, Borrower shall deliver or caused to be delivered to Lender, an Insolvency Opinion with respect to such New Manager; upon satisfaction of the terms and conditions of (i), (ii) and (iii), the replacement manager shall be considered to be “Manager” and all references in this Agreement and the other Loan Documents to “Manager” shall be deemed to refer to said Manager, the term “Management Agreement” shall be deemed to refer to the management agreement pursuant to which such Manager manages the Property and the term “Consent and Subordination of Manager” shall be deemed to refer to the agreement executed and delivered by the Manager to Lender.

5.2.2 Liens. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.8 Assets. Borrower shall not purchase or own any real property other than the Property.

5.2.9 Debt. Borrower shall not create, incur or assume any Indebtedness other than the Debt except to the extent expressly permitted hereby, including, without limitation, Trade Debt.

5.2.10 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.11 Principal Place of Business. Borrower shall not change its principal place of business set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

5.2.12 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a

“governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.13 Transfers. (a) Except as otherwise permitted by the provisions of this Section or except to the extent permitted elsewhere in the Loan Documents, Borrower will not (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other similar disposition of its legal or equitable interest in all or any part of the Property, (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in Borrower, (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien or other encumbrance of all or any part of the Property, other than the Permitted Encumbrances, (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower, or (v) file a declaration of condominium with respect to the Property (each action described in clauses (i), (ii), (iii), (iv) and (v) of this subsection is a “Transfer”).

(b) sale or conveyance by Borrower of all of the Property subject to the lien of the Mortgage (but not a mortgage, Lien or other encumbrance) is permitted, provided that the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing and such sale or conveyance shall not result in an Event of Default;

(ii) the Person to whom the Property is sold or conveyed (the “Transferee”) satisfies the requirements of a Special Purpose Entity and the organizational documents of the Transferee are reasonably acceptable to Lender and, after a Securitization, to the Rating Agencies;

(iii) a Permitted Owner owns not less than 51% of the direct or indirect equity interests in the Transferee and controls, directly or indirectly, the Transferee;

(iv) Lender has received an Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the Transferee and its applicable affiliates, which Insolvency Opinion shall be reasonably acceptable to Lender and, after a Securitization, the Rating Agencies;

(v) the Transferee shall execute an assumption, effective as of the date of transfer, of all of the obligations of the Borrower thereafter arising or to be performed under the Loan Agreement, the Mortgage and the other Loan Documents, subject, however, to the provisions of Section 9.4 hereof and upon such assumption, Borrower shall be released from the Loan Documents;

(vi) if following such sale or conveyance, Manager will not be the property manager of the Property, then the property manager of the Property must be a Qualifying Manager; and

(vii) if such sale or conveyance occurs (A) prior to a Securitization, Lender shall have consented to such sale or conveyance, which consent shall not be unreasonably withheld, or (B) after a Securitization, a Rating Agency Confirmation with respect to such sale or conveyance.

(c) A transfer or sale (but not a pledge, hypothecation, creation of a security interest in or other Lien or encumbrance) of any direct or indirect interests in Borrower is permitted, provided that the following conditions are satisfied:

(i) after giving effect to such transfer or sale a Permitted Owner shall own, directly or indirectly, not less than 51% of the equity interests in Borrower and control, directly or indirectly, Borrower;

(ii) prior to any such transfer or sale of direct or indirect ownership interests in Borrower, as a result of either of which (and after giving effect to such transfer or sale), more than 49% of the direct or indirect ownership interests in Borrower shall have been transferred to a Person not owning at least 49% of the direct or indirect ownership interests in Borrower on the Closing Date (or as reflected in the most recent additional Insolvency Opinion delivered to Lender), Borrower shall deliver to Lender an additional Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the proposed transfer or sale, which additional Insolvency Opinion shall be reasonably acceptable to Lender and, after a Securitization, the Rating Agencies;

(iii) immediately prior to such transfer or sale no Event of Default has occurred and is continuing;

(iv) if following such transfer or sale, Manager will not be the property manager of the Property, then the property manager of the Property must be a Qualifying Manager;

(v) prior to any proposed transfer or sale of direct or indirect ownership interests in Borrower, as a result of which (and after giving effect to such proposed transfer or sale), a Person owning not more than 49% of the direct or indirect ownership interests in Borrower on the day prior to the date of such transfer or sale shall (if such proposed transfer or sale occurs) become the owner of more than 49% of the direct or indirect ownership interests in Borrower, Lender shall have consented to such transfer or sale or if such transfer or sale occurs after a Securitization, a Rating Agency Confirmation is obtained in connection with such transfer or sale; and

(vi) with regard to any to any transfer or sale described in clause (v) above, Borrower shall give or cause to be given written notice to Lender of the proposed transfer or sale not later than fifteen (15) days prior thereto, which notice shall set forth the name of the Person to which the interest in Borrower is to be transferred or sold, identify the proposed transferee and set forth the date the transfer or sale is expected to be effective.

(d) Notwithstanding any provision in this Agreement or in any other Loan Document to the contrary, this Section 5.2.13 shall not restrict the right of (i) any shareholder in AFRT or in any other Publicly Traded Corporation to transfer its shares in AFRT or in any other Publicly Traded Corporation or to cause or permit its interest in AFRT or in such other Publicly Traded Corporation to be redeemed, or (ii) any limited partner of First States Group other than AFRT to transfer its limited partnership interest in First States Group or to cause or permit its limited partnership interest in First States Group to be redeemed, or (iii) any transfer of any direct or indirect interest in Borrower by any Person other than AFRT, provided that after giving effect to such transfer either AFRT or First States Group owns not less than 100% of the interests in Borrower and controls Borrower. In connection with any transfer described in this clause (d) which, as a result of which (and after giving effect to such transfer), more than 49% of the direct or indirect ownership interests in Borrower shall have been transferred to a Person not owning at least 49% of the direct or indirect ownership interests in Borrower on the Closing Date (or as reflected in the most recent additional Insolvency Opinion delivered to Lender), Borrower shall deliver to Lender an additional Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the proposed transfer, which additional Insolvency Opinion shall be reasonably acceptable to Lender and, after a Securitization, the Rating Agencies.

VI.	INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property at the Property (the “Personal Property”), including contingent liability from “Operation of Building Laws”, “Demolition Costs” and “Increased Cost of Construction” endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Fifty Thousand and No/100 Dollars ($50,000.00) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” and “Stipulated Loss Value” endorsements if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain:

(y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i). Notwithstanding the foregoing, in the event that at any time the Full Replacement Cost is less than the outstanding principal balance of the Loan, Borrower shall also maintain such additional insurance (the “Additional Casualty Insurance”) in an amount not less than the difference between (i) the outstanding principal amount of the Loan and (ii) the Full Replacement Cost; provided however such Additional Casualty Insurance shall not exceed $200 Million, shall be issued by insurers and shall otherwise be on terms and conditions satisfactory to Lender in Lender’s sole discretion;

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace the Property with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income for the Property either returns to the same level it was at prior to the loss, or the expiration of sixty (60) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is seventy eight (78) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding sixty (60) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the State in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) excluding umbrella coverage;

(ix) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located; and

(x) if the commercial property and business income insurance policies required under subsections (i) and (iii) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism (including acts which are “certified acts of terrorism” as defined by TRIA) and “fire following”, each on terms (including amounts) consistent with those required under subsections (i) and (iii) above and with deductibles no greater than those provided in subsections (i) and (iii) above. The claims paying ability rating of the insurer shall be consistent with the requirements of Section 6.1(b) hereof or, if no insurer of such claims paying ability rating is then issuing such terrorism insurance, the chosen insurer shall be the insurer which is offering such terrorism insurance and which has a claims paying ability rating the closest to that required by Section 6.1(b) hereof; and

(A) during any period of the term of the Loan that TRIA is in effect, if “acts of terrorism” or other similar acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy (including business income), Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-”) (provided that neither Moody’s nor S&P rates such provider less than investment grade) insuring against (i) with respect to the first $100,000,000 primary layer of insurance coverage, all “certified acts of terrorism” as defined by TRIA, non-certified acts of terrorism, and “fire following”, and (ii) with respect to the remaining property insurance coverage, all “certified acts of terrorism” as defined by TRIA, non-certified acts of terrorism, and “fire following”, each of (i) and (ii) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the total outstanding principal balance of the Loan plus the amount required to obtain the business income coverage described above; provided, however, the total annual premium payable by Borrower for such terrorism coverage shall not exceed $1,660,000 for such coverage. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans, and shall be applicable to all business income policy limits and provisions and extended period of indemnity endorsements; or

(B) during any period of the term of the Loan that TRIA is not in effect, if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrower’s comprehensive all risk insurance policy or business income insurance coverage, Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-“) (provided that neither Moody’s nor S&P rates such provider less than investment grade), insuring against all such excluded acts or events, to the extent such policy or endorsement is available, in an amount determined by Lender in its sole discretion (but in no event greater than the total of the outstanding principal balance of the Loan plus the amount of the business income coverage described above); provided, however, the total annual premium payable by Borrower for such terrorism coverage shall not exceed $1,660,000 for such coverage. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and, to the extent not specified above, shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located, and either (i) having a claims paying ability rating of “A” or better by at least two (2) of the Rating Agencies one of which shall be S&P or (ii) one or more other domestic primary insurers having (or a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having), having a claims paying ability rating of “A” or better by at least two (2) of the Rating Agencies one of which shall be S&P and the balance of the insurers in the syndicate having a claims paying ability rating of not lower than “BBB-” by S&P. Notwithstanding the foregoing, the first $100 Million of insurance provided for in Section 6.1(a) shall be provided by insurers having a claims paying ability rating of “A” or better by at least two (2) of the Rating Agencies one of which shall be S&P. The Policies described in Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d) All Policies of insurance provided for or contemplated by Section 6.1(a) shall be primary coverage and, except for the Policy referenced in Section 6.1(a)(v), shall name Borrower, or the Tenant, as the insured and Lender and its successors and assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 6.1(a)(v) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall, subject to the terms and conditions of the State Street Lease including procedures, time frames and approval standards, promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such fire or other casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold Amount, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold Amount or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold Amount, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold Amount or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall, subject to the terms and conditions of the State Street Lease, including procedures, time frame and approval standards, shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold Amount and the costs of completing the Restoration shall be less than the Restoration Threshold Amount, provided that an Event of Default shall not have occurred and be continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold Amount or the costs of completing the Restoration is equal to or greater than the Restoration Threshold Amounts, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration, provided that if each of the following conditions are met, provided however, in the event that the State Street Lease requires Borrower to restore the Property following a Casualty or Condemnation, Lender will disburse the Net Proceeds to Borrower pursuant to this Section 6.4 in connection with the Restoration required under the State Street Lease, provided that, and for so long as, no event of default shall occurred by either Borrower or the State Street Tenant under the State Street Lease:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such fire or other casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) Leases requiring payment of annual rent equal to eighty percent (80%) of the Gross Revenue received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation, all Material Leases and the State Street Lease shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such damage or destruction or taking, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date which is six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or to as nearly as possible the condition it was in immediately prior to such taking, as applicable or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws); and

(I) such fire or other casualty or taking, as applicable, does not result in the loss of access to the Property or the related Improvements.

(ii) The Net Proceeds shall be paid directly to Lender and shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than twice every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion.

(d) In the event of foreclosure of the Mortgage with respect to the Property, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e) Notwithstanding the last sentence of Section 6.1(a)(iii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Subsection 6.1(a)(iii) above with respect to any Casualty:

(i) shall be deposited by Lender directly into the Lockbox Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Section 4.1(b)(i) through (iv) of the Cash Management Agreement and for Operating Expenses incurred by Borrower which are approved by Lender, such approval not to be unreasonably withheld; or

(ii) if, as a result of such Casualty the State Street Lease is terminated, shall be applied by Lender, at Lender’s option, to pay Debt Service on the Loan and to pay Operating Expenses incurred by Borrower which are approved by Lender, and the balance if any shall be retained by Lender and applied, at Lender’s option, to pay the cost of tenant improvements and/or leasing commissions incurred by Borrower in connection with releasing the Property or applied by Lender to the outstanding principal balance of the Loan.

All other such proceeds shall be held by Lender and disbursed in accordance with Sections 6.3 and 6.4 hereof.

VII.	RESERVE FUNDS

Section 7.1 INTENTIONALLY DELETED.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3 Replacements and Replacement Reserve. Borrower shall pay to Lender on each Payment Date the Replacement Reserve Monthly Deposit for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”), provided, however, during the period that the State Street Lease is in existence, disbursements from the Replacement Reserve Fund shall only be used for Replacements which are the obligation of the Borrower under the State Street Lease. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

Section 7.4 Unfunded Tenant Allowance Account. On the Closing Date and in accordance with the Escrow Agreements, the sum of $10,440,567 with respect to Landlord’s Contribution (as such term is defined in the State Street Lease) and the sum of $10,747,118 with respect to Punch List Items have been deposited with Agent to be held by Agent in one or more

Accounts established in accordance with the Escrow Agreements (collectively, the “Unfunded Tenant Allowance Account”) to pay the amount of Unfunded Tenant Allowances consisting of Landlord’s Contribution and Punch List Items more particularly described in the Escrow Agreements as the same are incurred in connection with the State Street Lease. The Unfunded Tenant Allowance Account shall be maintained in accordance with the provisions of the Escrow Agreements and shall be advanced to Borrower, Seller or the State Street Tenant as provided in the Escrow Agreements.

Section 7.5 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property. For the purposes of this Section the applicable Reserve Account from which a disbursement is requested will be referred to as the “Reserve Account” and the item for which a disbursement is requested is the “Work Item”.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.5, disburse to Borrower amounts from the Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.5(f)) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Reserve Account if an Event of Default exists.

(c) Each request for disbursement from the Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Work Item for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Work Item includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Work Item other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Work Item for which such request for disbursement is made. With each request Borrower shall certify that all Work Items have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Work Item, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.5(e), each request for disbursement from the Reserve Account shall be made only after completion of the Work Item for which disbursement is requested. Borrower shall provide Lender evidence of completion satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Work Items with respect to which a disbursement is requested prior to submitting such request for disbursement from the Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Work Item. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to

Lender’s disbursement from the Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Work Item exceeds $25,000, (ii) the contractor performing such Work Item requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Reserve Account are, in Lender’s judgment, sufficient to complete such Work Item and other Work Items when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Reserve Account more frequently than twice in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

(g) With regard to disbursements from the Replacement Reserve Account, Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other first class, office properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(h) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Work Items, provided that any such approval shall not be unreasonably withheld and should be delivered to the Borrower within five (5) Business Days of any request thereof. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(i) In the event Lender determines in its reasonable discretion that any Work Item is not being performed in a workmanlike or timely manner or that any Work Item has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Work Item and to proceed under existing contracts or to contract with third parties to complete such Work Item and to apply the Reserve Fund toward the labor and materials necessary to complete such Work Item, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(j) In order to facilitate Lender’s completion or making of the Work Items, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Work Items and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Work Items in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Reserve Account for the purpose of making or completing the Work Items; (ii) to make such additions, changes and corrections to the Work Items as shall be necessary or desirable to complete the Work Items; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Work Items, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(k) Nothing in this Section 7.5 shall: (i) make Lender responsible for making or completing the Work Items; (ii) require Lender to expend funds in addition to the Reserve Fund to make or complete any Work Item; (iii) obligate Lender to proceed with the Work Items; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Work Item.

(l) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Work Items pursuant to this Section 7.5 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Work Items and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Work Items made pursuant to this Section 7.5. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section or the completion of Work Items pursuant to this Section.

(m) Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Reserve Account in order to verify completion of the Work Items for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(n) The Work Items and all materials, equipment, fixtures, or any other item comprising a part of any Work Item shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(o) Before each disbursement from the Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the Mortgage and any other Liens previously approved in writing by Lender, if any).

(p) All Work Items shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(q) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Work Item. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

(r) Upon the occurrence of such an Event of Default, Lender may use the Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Work Items or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.

(s) The insufficiency of any balance in the Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(t) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the performance of the Replacements. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor or materials in connection with the Work Items; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.6 Reserve Funds, Generally. Borrower grants to Lender a first priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC 1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. Any funds remaining in the Reserve Account upon satisfaction in full of the Debt or upon a Defeasance Event shall be promptly returned to Borrower.

Section 7.7 Guarantor’s Net Worth. If, at any time and from time to time, Lender determines, in its sole but reasonable discretion, that Guarantor’s Net Worth shall be less than an amount equal to two (2) times the amount by which the outstanding principal balance of the Loan exceeds the aggregate insurance maintained by Borrower including the Additional Casualty Insurance (the “Net Worth Threshold”), from and after such date and until Guarantor’s Net Worth shall equal or exceed the Net Worth Threshold, all Net Cash Flow After Debt Service shall be retained by Lender as a Reserve Fund in accordance with Section 7.6 of this Agreement and applied by Lender, in Lender’s sole discretion, to Debt Service, repayment of the Loan (without any Yield Maintenance Premium or other penalty), in respect of tenant improvements and leasing commissions incurred by Borrower or for any other purpose or use as so determined by Lender. At such time as Guarantor’s Net Worth shall equal or exceed the Net Worth Threshold, all monies in such Reserve Fund shall be promptly refunded to Borrower, provided no Event of Default shall have occurred or be continuing hereunder. If, at any time and from time to time, Lender determines, in its sole but reasonable discretion, that Guarantor’s Net Worth shall be less than an amount equal to one and one-half (1 1/2) times the amount by which the outstanding principal balance of the Loan exceeds the aggregate insurance maintained by Borrower including the Additional Casualty Insurance (the “Additional Net Worth Threshold”), Borrower shall deposit with Lender, within five (5) Business Days after request, an amount equal to one (1) year’s Net Cash Flow After Debt Service, which deposit shall be added to the Reserve Fund described above and dispersed in the same manner as hereinabove provided. At such time as Guarantor’s Net Worth shall equal or exceed the Net Worth Threshold, all moneys in such Reserve Fund shall be refunded to Borrower, provided no Event of Default shall have occurred or be continuing hereunder. This Section 7.7 shall be of no further force or effect upon the termination of clause (iii) of the last paragraph of Section 1.2 of the Guaranty of Recourse Obligations.

VIII.	DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any payment of principal and interest including without limitation the Debt Service Payment Amount and the payment due on the Maturity Date is not paid on or prior to the date when due or (B) any other portion of the Debt is not paid on or within five (5) days after the same is due;

(ii) if any of the Taxes or Other Charges are not paid on or before the date when the same are due and payable;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if Borrower transfers or encumbers any portion of the Property without Lender’s prior written consent or otherwise violates the provisions of Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower or any guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or any guarantor under any guarantee issued in connection with the Loan or if Borrower or such guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or such guarantor, or if any proceeding for the dissolution or liquidation of Borrower or such guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or such guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective material negative covenants contained in Section 5.2 or any material covenant contained in Section 4.1.30 hereof;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice and the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days (provided, however, that a failure of Guarantor to maintain Guarantor’s Net Worth shall not constitute a Default hereunder provided Borrower shall have complied with the provisions of Section 7.7 hereof); or

(xiii) if there shall be a default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any and all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the

Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in preference or priority to the Property, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Without limitation to any of the foregoing remedies, upon the occurrence and during the continuation of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX.	SPECIAL PROVISIONS

Section 9.1 Sale of Mortgage and Securitization. (a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transaction referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”)

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, or any other opinion customary in Secondary Market Transactions or reasonably required by the Rating Agencies with respect to the Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may reasonably require; and

(iv) execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (B) modify or amend any other material economic or other material term of the Loan, (C) result in operational changes that are unduly burdensome, or (D) materially increase Borrower’s obligations under the Loan Documents.

(c) If requested by Lender, Borrower shall provide Lender with the following financial statements (it being understood that Lender shall request (i) full financial statements if it anticipates that the principal amount of the Loan at the time of Securitization may, or if the principal amount of the Loan at any time during which the Loan is included in a Securitization does, equals or exceeds 20% of the aggregate principal amount of all mortgage loans included in the Securitization and (ii) summaries of such financial statements if the principal amount of the Loan at any such time equals or exceeds 10% of such aggregate principal amount):

(i) As of the Closing Date, a balance sheet with respect to the Property for the two most recent Fiscal Years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than 135 days old as of the Closing Date, interim financial statements of the Property meeting the requirements of Sections 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, with respect to any Property that has been acquired by Borrower from an unaffiliated third party (an “Acquired Property”) and as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for the provision of financial statements in accordance with such Section have been met (other than any Property that is a hotel, nursing home or other property that would be deemed to constitute a business and not real estate under Regulation S-X and as to which the other conditions set forth in Section 210.3-05 of Regulation S-X for provision of financial statements in accordance with such Section have been met (a “Business Property”)), in lieu of the Standard Statements otherwise required by this Section 9.1(c)(i), Borrower shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X; provided, further, however, with respect to any Business Property which is an Acquired Property, Borrower shall instead provide the financial statements required by Section 210.3-05 (such Section 210.3-14 or Section 210.3-05 financial statements referred to herein as “Acquired Property Statements”).

(ii) Not later than 30 days after the end of each fiscal quarter following the Closing Date, a balance sheet of the Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for the period commencing on the day following the last day of the most recent Fiscal Year and ending on the date of such balance sheet and for the corresponding period of the most recent Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent Fiscal Year Acquired Property Statements were permitted to be provided hereunder pursuant to paragraph (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period). If requested by Lender, Borrower shall also provide “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, with respect to such quarterly financial statements.

(iii) Not later than 60 days after the end of each Fiscal Year following the Closing Date, a balance sheet of the Property as of the end of such Fiscal Year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for such Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X. If requested by Lender, Borrower shall provide summarized financial information with respect to such annual financial statements.

(iv) Upon ten (10) Business Days after notice from Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each, a “Disclosure Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in paragraph (i) above; provided that the Fiscal Year and interim periods for which such financial statements shall be provided shall be determined as of such Disclosure Document Date.

(v) In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or Legal Requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statements and/or Standard Statements as may be necessary for such compliance.

(vi) Any other or additional financial statements, or financial, statistical or operating information, as shall be required pursuant to Regulation S-X or other Legal Requirements in connection with any Disclosure Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization (hereinafter, an “Exchange Act Filing”) or as shall otherwise be reasonably requested by Lender to meet disclosure, rating agency or marketing requirements.

All financial statements provided by Borrower pursuant to this Section 9.1(c) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-X and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by the independent accountants in accordance with generally accepted auditing standards, Regulation S-X and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

9.1.1 Loan Components. Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon as the original note, but such new notes or modified note may subsequently change the weighted average coupon and apply principal, interest rates and amortization of the Loan between the components in a manner specified by Lender in its sole discretion) and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan, provided, however, the monthly Debt Service Payment Amount shall not change. In the event of a prepayment of the Loan, Lender shall be entitled to apply the amount of such prepayment to one or more of the new component notes as Lender in its sole discretion decides.

9.1.2 Securitization Costs. All third party costs and expenses incurred by Lender in connection with any Secondary Market Transaction and all reasonable out-of-pocket costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Lender, provided, however, that the foregoing shall not require Lender to pay or reimburse Borrower for any costs and expenses that Borrower would otherwise be required to pay or reimburse Lender for under any other provision of this Agreement in the event that no Secondary Market Transaction had occurred.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the information provided to Lender in connection with the Loan (collectively, the “Provided Information”) may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower agrees to provide in connection with each of (i) a preliminary and a private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus, as applicable, including without limitation, the sections (including risk factors) pertaining to the Loan, the Loan Documents, the Borrower and the Property and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lehman Brothers Inc. (“Lehman”) that has filed the registration statement relating to the securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person or entity who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lehman Group”), and Lehman, each of its directors and each Person who controls Lehman within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lehman Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Lehman in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Lehman Group and the Underwriter Group for Liabilities to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lehman Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lehman Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lehman’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Rating Surveillance. Borrower will retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization. Such rating surveillance will be at the expense of Borrower in an amount determined by Lender in its reasonable discretion prior to the occurrence of a Securitization and such expense (the “Rating Surveillance Charge”) will be paid in monthly installments.

Section 9.4 Exculpation. Notwithstanding anything the contrary, subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;

(ii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in this Agreement concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iii) intentional waste of the Property or the removal or disposal (other than in the ordinary course) of any portion of the Property following the occurrence and during the continuance of an Event of Default;

(iv) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any awards or other amounts received in connection with the Condemnation of all or a portion of the Property and (C) any Rents during the continuance of an Event of Default;

(v) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(vi) Borrower’s indemnifications of Lender set forth in Section 9.2 hereof;

(vii) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary lien encumbering the Property;

(viii) Borrower fails to obtain Lender’s prior written consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Loan Agreement or the Mortgage; and

(ix) Borrower fails to maintain its status as a single purpose entity, as required by, and in accordance with the terms and provisions of the Loan Agreement.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) (a) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law from any Person; (c) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (e) Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (ii) the first full monthly payment of principal and interest under the Note is not paid when due.

Section 9.5 Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees, other initial costs relating to or arising under the Servicing Agreement or the payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no deliver of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 9.6 Termination of Manager. If (a) an Event of Default has occurred and is continuing past all applicable cure periods, if any, or (b) a default by Manager under the Management Agreement has occurred and is continuing beyond all applicable cure periods, if any, Lender, at its option, may require Borrower to terminate the Management Agreement and engage a replacement management agent (the “New Manager”) to manage the Property, which New Manager shall satisfy the definition of Qualifying Manager. Except to the extent otherwise permitted by the terms of this Agreement, the New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and is otherwise reasonably satisfactory to Lender in all material respects. In the event the New Manager is an Affiliate of Borrower, Borrower shall deliver or caused to be delivered to Lender, a Nonconsolidation Opinion with respect to such New Manager.

Section 9.7 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 9.8 Assignments and Participations. (a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.

(b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

(c) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Loan Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents.

(d) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.9, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.

Section 9.9 Mezzanine Loan Option. Lender shall have the right, at Lender’s sole cost and expense, at any time to divide the Loan into two parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and a mezzanine loan (the “Mezzanine Loan”). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan. In effectuating the foregoing, Mezzanine Lender will make a loan to Mezzanine Borrower (as hereinafter defined); Mezzanine Borrower will contribute the amount of the Mezzanine Loan to Borrower (in its capacity as Borrower under the Mortgage Loan, “Mortgage Borrower”) and Mortgage Borrower will apply the contribution to pay down the Loan to its Mortgage Loan amount. The Mortgage Loan and the Mezzanine Loan will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents except as follows:

(a) Lender (in its capacity as the lender under the Mortgage Loan, the “Mortgage Lender”) shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan, (ii) the weighted average interest rate of the Mortgage Loan and the Mezzanine Loan shall on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of a Mortgage Loan and a Mezzanine Loan and (iii) the debt service payments on the Mortgage Loan note and the Mezzanine Loan note shall on the date created equal the debt service payment which was due under the Loan immediately prior to creation of a Mortgage Loan and a Mezzanine Loan.

(b) The borrower under the Mezzanine Loan (“Mezzanine Borrower”) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mortgage Borrower. The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Mortgage Borrower.

(c) Mezzanine Borrower and Mortgage Borrower shall cooperate, at Lender’s sole cost and expense, with all reasonable requests of Lender in order to convert the Loan into a Mortgage Loan and a Mezzanine Loan and shall execute and deliver or cause to be delivered such documents including but not limited to an Insolvency Opinion as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, the delivery of an Insolvency Opinion and the modification of organizational documents and loan documents. In the event Mortgage Borrower and/or Mezzanine Borrower fail to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Mortgage Borrower and/or Mezzanine Borrower, as applicable, hereby absolutely and irrevocably appoint Lender as their true and lawful attorney, coupled with an interest, in their name and stead to make and execute all documents necessary or desirable to effect such transactions, Mortgage Borrower and/or Mezzanine Borrower, as applicable, ratifying all that such attorney shall do by virtue thereof. Lender shall pay all costs and expenses (excluding Borrower’s attorney fees and costs) in connection with the creation of the Mortgage Loan and the Mezzanine Loan and all requirements relating thereto.

(d) It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower or Mezzanine Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.9 after expiration of ten (10) Business Days after notice thereof.

X.	MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 10.3 Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED

IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other

Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Lehman Brothers Bank FSB 399 Park Avenue Commercial Mortgage Surveillance Group New York, New York 10022 Attention: Charles Manna Facsimile No.: (646) 758-5366

with a copy to:	Cadwalader, Wickersham & Taft LLP 100 Maiden Lane New York, New York 10038 Attention: Fredric Altschuler, Esq. Facsimile No.: (212) 504-6666

If to Borrower:	First States Investors 228, LLC c/o American Financial Realty Trust 1725 The Fairway Jenkintown, Pennsylvania 19046 Attention: Operations Facsimile No.: (215) 887-9856

With a copy to:	American Financial Realty Trust 1725 The Fairway Jenkintown, Pennsylvania 19046 Attention: General Counsel Facsimile No.: (215) 887-9856

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) except as otherwise specifically set forth in Article IX, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) except as otherwise specifically set forth in Article IX securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Lehman, or any of their Affiliates shall be subject to the prior written approval of Lender.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written are superseded by the terms of this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

FIRST STATES INVESTORS 228, LLC, a Delaware limited liability company

By:	/s/ EDWARD J. MATEY JR.

	Name:	Edward J. Matey Jr.
	Title:	Vice President

LENDER:

LEHMAN BROTHERS BANK FSB, a federal stock savings bank

By:	/s/ CHARLENE H. THOMAS

	Name:	Charlene H. Thomas
	Title:	Vice President

SCHEDULE I

LEASES/SUBLEASES

(Attached)

I-1

SCHEDULE II

DESCRIPTION OF STATE STREET LEASE

II-1

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

III-1

SCHEDULE IV

INTENTIONALLY DELETED

IV-1

SCHEDULE V

EXCEPTIONS TO REPRESENTATIONS

See Estoppel Certificate, dated February 13, 2004, from SSB Realty LLC to First States Investors 228, LLC re One Lincoln Street, Boston, Massachusetts (and all exhibits and schedules thereto).

VI-1